UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 18, 2009 (Date of earliest event reported May 15, 2009)

Pinpoint Advance Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52562	20-1144642
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Maskit Street, Herzeliya, Israel	46700
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 972 9-9500245

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On May 15, 2009, Pinpoint Advance Corp. (the “Company”), filed its Second Amended and Restated Certificate of Incorporation, which will become effective at 4:00 PM on May 18, 2009 to (i) effectuate the redemption of shares (“IPO Shares”) issued in the Company’s initial public offering (“IPO”) for cash from the trust account in the amount per share of $9.91 (the “Redemption”), and in connection with the Redemption, distribute to holders of the IPO Shares one share of common stock for every eight IPO Shares redeemed; (ii) create a new class of common stock called Class A Common Stock and exchange each share of common stock (“Founder Shares”) issued by the Company prior to its IPO for five shares of Class A Common Stock; and (iii) the elimination of the blank check company restrictions by amending Article THIRD and deleting Article SIXTH in its entirety.

Item 7.01.	Regulation FD

Submission of Matters to a Vote of Security Holders.

On May 15, 2009, the Company held its special meeting (“Special Meeting”) of stockholders to approve certain amendments to the Company’s Amended and Restated Certificate of Incorporation (“Amended and Restated Certificate of Incorporation”).  The table below sets forth the total number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes, as to each matter voted on at the Special Meeting.  The results of the Special Meeting were as follows:

For Proposal No. 1:  The Class A Exchange Proposal — the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to create a new class of common stock called Class A Common Stock and exchange each Founder Shares for five shares of Class A Common Stock (the “Exchange Proposal”);

For	Against	Broker Non-Votes	Abstentions	Withheld
2,441,574	858,288		0

For Proposal 2: The Redemption and Distribution Proposal — the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to redeem the IPO Shares for cash from the trust account in an amount per share of $9.91 (the “Redemption”), and in connection with the Redemption, distribute to holders of the IPO Shares one share of common stock for every eight IPO Shares redeemed (the “Redemption and Distribution Proposal”);

For	Against	Broker Non-Votes	Abstentions	Withheld
2,445,574	854,288		0

For Proposal 3: The Elimination Proposal — the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate the blank check company restrictions by amending Article THIRD and deleting Article SIXTH in its entirety (the “Elimination Proposal” and, collectively with the Exchange Proposal and the Redemption and Distribution Proposal, the “Amendment Proposals”);

For	Against	Broker Non-Votes	Abstentions	Withheld
2,445,474	854,388		0

No other matters were submitted to shareholders for a vote during the Special Meeting.

Item 8.01.	Other Events.

On May 15, 2009, the Company issued a press release announcing the results of its Special Meeting of Stockholders.  A majority of the outstanding common stock of the Company have voted in favor of the Amendment Proposals.  The Company has filed its Second Amended and Restated Certificate of Incorporation with the State of Delaware to become effective at 4:00 PM on May 18, 2009, in order to effectuate the Redemption of the IPO shares in an amount of $9.91 per share from the Company’s trust account (the “Trust Account”) and in connection with the Redemption, distribute to holders of the IPO Shares one share of common stock (the “New Common Stock”) for every eight IPO Shares redeemed. The Company’s securities will trade through the close of business on May 18, 2009.  Any trades on such date will settle by May 21, 2009, at which time the Company expects the Redemption and Distribution will be effectuated.  The Company expects its New Common Stock may begin trading on the Over the Counter Bulletin Board on May 22, 2009, or as soon thereafter as practical after the effectiveness of the Redemption and Distribution (upon the request made by a holder, to such holder’s broker, to trade the New Common Stock and thereby create a market for the New Common Stock.)  Any outstanding units issued in the Company’s IPO will cease trading and unit holders will receive one warrant and one-eighth of a share of New Common Stock.

Pursuant to the terms of the Warrant Agreement dated April 19, 2007, by and between the Company and American Stock Transfer & Trust Company, the number of shares issuable upon the exercise of the warrants issued in the IPO and the warrants issued in the Company's private placement prior to the IPO shall be decreased in proportion to the decrease in the number of issued and outstanding shares of common stock. In addition, the exercise price of the warrants shall be adjusted in accordance with the terms of the Warrant Agreement.  Pursuant to instructions from NASDAQ OMX Group, Inc., the Company’s warrants will remain trading through the reorganization process.

Fractional shares will not be issued pursuant to the Redemption. However, the Company will round up the number of shares of common stock that stockholders will receive to the nearest whole number.  Following the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware and the effectuation of the Redemption and Exchange, 2,875,000 IPO Shares will be cancelled and approximately 359,375 shares of New Common Stock (subject to rounding) will be issued.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

3.1	Second Amended and Restated Certificate of Incorporation
99.1	Press release dated May 15, 2009

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINPOINT ADVANCE CORP.

Date: May 18, 2009	By:	/s/ Ronen Zadok
Ronen Zadok
Chief Financial Officer